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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of report: January 6, 1997
    (Date of earliest event reported)

                         NORTH EAST INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

            Maine                     0-11184               01-0278387
(State or other jurisdiction of     (Commission          (I.R.S. Employer
 incorporation or organization)      File No.)          Identification No.)

                    482 Payne Road, Scarborough, Maine 04074
               (Address of principal executive offices) (Zip code)

Registrant's telephone number:   (207) 883-2232


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ITEM 1.   Change in Control of Registrant.

On January 6, 1997, Ballantrae Partners, L.L.C., a Delaware limited liability company("Ballantrae"), acquired 810,000 shares of Common Stock of North East Insurance Company ("NEIC" or the "Company") that were beneficially owned by Bernard D. Gershuny. Purchase of these shares was made pursuant to a Purchase Agreement dated as of May 14, 1996, as subsequently amended as of August 22, 1996 and December 17, 1996. In its amended Schedule 13D report on file with the Securities and Exchange Commission, Ballantrae reported that the purchase price for these shares was $719,250, plus certain fees and expenses of Mr. Gershuny (not to exceed $30,000), less reasonable expenses (including legal and accounting fees) incurred by Ballantrae (not to exceed $150,000). At closing, Ballantrae delivered $568,750 to a Settlement Agent appointed by Ballantrae and Mr. Gershuny, in satisfaction of amounts due under the Purchase Agreement.


The shares purchased from Mr. Gershuny represent approximately 27% of the outstanding Common Stock of the Company. Mr. Gershuny's shares had been held of record by Stephen F. Dubord, as Trustee under a Non-Voting Trust Indenture dated February 3, 1987.

Under applicable law, Ballantrae's purchase of the shares required prior regulatory approval from the Maine Bureau of Insurance and the New York Insurance Department. As previously reported, the Company and Ballantrae entered into a Standstill Agreement, dated August 22, 1996, concerning Ballantrae's purchase and sale of NEIC stock and certain matters regarding control of the Company. Based in part on the provisions of the Standstill Agreement, NEIC's Board of Directors agreed to support Ballantrae's applications for regulatory approval in Maine and New. The Standstill Agreement is described in a Form 8-K report of the Company filed August 28, 1996, and a copy of the Agreement is included as an exhibit to that report.

Ballantrae obtained the requisite regulatory approvals from the Maine Bureau of Insurance on September 20, 1996 and from the New York State Insurance Department on November 26, 1996. In each case, approval was granted subject to certain stated conditions.

On January 6, 1997, on the basis of certain representations from Ballantrae regarding the satisfaction of all necessary legal and contractual requirements, NEIC entered into a Termination Agreement to terminate the Non-Voting Trust Indenture. The other parties to the Agreement are Ballantrae, Mr. Gershuny, and Mr. Dubord, as Trustee. The Termination Agreement had previously been approved as to form by the Maine Bureau of Insurance.

Mr. Gershuny is a party to a settlement arrangement among parties

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to two pending legal actions, United States v. Bernard Gershuny and David
Gershuny, (U.S. District Court for the Southern District of New York, 1992) and The Official Committee of Unsecured Creditors of American Motor Club, Inc. v. Bernard Gershuny, et al. (U.S. District Court for the Eastern District of New York, 1992). Under that settlement arrangement, Mr. Gershuny has agreed that the net proceeds from his sale of NEIC Common Stock will be paid to certain claimants. The primary claimants are (i) a restitution fund established for victims of a fraud involving International Tillex Enterprise, Ltd. and (ii) a committee of unsecured creditors of American Motor Club, Inc.

In anticipation of the closing of the purchase of these shares, Ballantrae and Mr. Gershuny entered into a Settlement Agreement under which the net purchase price was paid to a Settlement Agent. Under the Settlement Agreement, the sale proceeds (net of certain deductions to cover additional expenses incurred by Ballantrae) are to be paid over to relevant claimants pursuant to (i) final and non-appealable orders of a court of competent jurisdiction allocating such proceeds or (ii) a written agreement among Mr. Gershuny, Ballantrae and all interested parties.

Under the terms of the Standstill Agreement, Ballantrae is entitled to nominate three members to the Board of Directors of NEIC within 30 days of Ballantrae's purchase of Mr. Gershuny's shares. Although the Board of Directors has not yet taken any action with respect to such nominees, it is anticipated that the Board will take the appropriate actions in the near future.

Additional information regarding the Purchase Agreement, Ballantrae's Form A application, and the Standstill Agreement is contained in prior Form 8-K reports of the Company and in Schedule 13D reports by Ballantrae, filed with the Securities and Exchange Commission.

Item 7.  Financial Statements and Exhibits.

(a), (b) Not applicable.

(c) The following is filed as an exhibit to this report.

     99.1 Termination Agreement dated January 6, 1997, among the Company, Ballantrae Partners, L.L.C., Bernard D. Gershuny, and Stephen F. Dubord, as Trustee under the Non-Voting Trust Indenture dated February 3, 1987.



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                NORTH EAST INSURANCE COMPANY


Date: January 21, 1997          By: /s/ Graham S. Payne
                                    --------------------
                                    Graham S. Payne
                                    Treasurer and Chief
                                    Financial Officer


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                     INDEX TO EXHIBITS

Exhibit
Number      Description                                 Page
-------     ---------------------------------------     ----

99.1        Termination Agreement dated January 6,
            1997, among the Company, Ballantrae
            Partners, L.L.C., Bernard D. Gershuny,
            and Stephen F. Dubord, as Trustee under
            the Non-Voting Trust Indenture dated
            February 3, 1987.